Exhibit 99.1

Stepan Reports Third Quarter 2025 Results

Northbrook, Illinois, October 29, 2025 -- Stepan Company (NYSE: SCL) today reported:

Third Quarter 2025 Highlights

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Reported net income was $10.8 million, down 54% versus the prior year. Adjusted net income(1) was $10.9 million, down 54% versus the prior year, largely due to a higher effective tax rate and higher interest expense.
•
EBITDA(2) was $56.1 million and Adjusted EBITDA(2) was $56.2 million, both up 6% respectively, year-over-year.
•
Global sales volume was up 1% year-over-year.
•
Cash from Operations was $69.8 million during the quarter. Free cash flow(3) for the quarter was $40.2 million, driven by a reduction in working capital.
•
Year-over-year pre-tax earnings were negatively impacted by $8.6 million due to higher costs associated with the start-up of our new alkoxylation site in Pasadena, Texas and lower capitalized interest income recognition due to the Pasadena start-up.

YTD 2025 Highlights

•
Reported net income was $41.9 million, down 11% versus the prior year. Adjusted net income(1) was $42.2 million, down 12% versus the prior year.
•
EBITDA(2) was $164.7 million and Adjusted EBITDA(2) was $165.1 million, both up 9% respectively, year-over-year.
•
Global sales volume was up 2% year-over-year.

“Third quarter adjusted EBITDA grew 6% and free cash flow improved to $40.2 million for the quarter. Year-to-date adjusted EBITDA is up 9% and volumes are up 2%. We achieved these positive results despite higher start-up expenses at our Pasadena site and a significant run up in oleochemical raw material costs," said Luis E. Rojo, President and Chief Executive Officer. "Third quarter Adjusted Net Income was negatively impacted by a higher effective tax rate, higher depreciation and higher net interest versus prior year, none of which had a cash impact. From a segment perspective, Polymer volume was up 8% as our Rigid, Specialty Polyols and Phthalic Anhydride businesses all delivered volume growth. Within Surfactants, we experienced double digit volume growth within the Agricultural and Industrial Cleaning end markets and mid-single digit growth within the Oilfield end markets. This growth was offset by lower demand in the global commodity Consumer Products end markets. Specialty Products delivered earnings growth during the quarter due to order timing differences. We are encouraged by volume growth across several key strategic end markets, and we remain focused on gradually restoring margins while maintaining a healthy balance between volume and margins."

Financial Summary

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands, except per share data)	2025	2024	% Change	2025	2024	% Change
Net Sales	$590,284	$546,842	8%	$1,778,228	$1,654,665	7%
Operating Income	$21,794	$23,949	(9)%	$68,047	$62,785	8%
Net Income	$10,839	$23,606	(54)%	$41,891	$47,020	(11)%
Earnings per Diluted Share	$0.47	$1.03	(54)%	$1.83	$2.05	(11)%

Adjusted Net Income *	$10,948	$23,661	(54)%	$42,211	$47,713	(12)%
Adjusted Earnings per Diluted Share *	$0.48	$1.03	(53)%	$1.84	$2.08	(12)%

* See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

Percentage Change in Net Sales

Net sales in the third quarter of 2025 increased 8% year-over-year. This increase was primarily driven by higher selling prices that were mainly attributable to the pass-through of higher raw material costs and more favorable product mix.

	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025
Volume	1%	2%
Selling Price & Mix	6%	6%
Foreign Translation	1%	(1)%
Total	8%	7%

Segment Results

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Net Sales
Surfactants	$422,358	$382,724	10%	$1,264,151	$1,153,339	10%
Polymers	$143,928	$149,796	(4)%	$452,795	$455,061	0%
Specialty Products	$23,998	$14,322	68%	$61,282	$46,265	32%
Total Net Sales	$590,284	$546,842	8%	$1,778,228	$1,654,665	7%

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands, all amounts pre-tax)	2025	2024	% Change	2025	2024	% Change
Operating Income
Surfactants	$15,718	$26,303	(40)%	$58,015	$69,445	(16)%
Polymers	$14,104	$15,248	(8)%	$39,281	$37,227	6%
Specialty Products	$9,634	$3,727	158%	$20,400	$15,314	33%
Total Segment Operating Income	$39,456	$45,278	(13)%	$117,696	$121,986	(4)%
Corporate Expenses	$(17,662)	$(21,329)	(17)%	$(49,649)	$(59,201)	(16)%
Consolidated Operating Income	$21,794	$23,949	(9)%	$68,047	$62,785	8%

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions)	2025	2024	% Change	2025	2024	% Change
EBITDA	$56.1	$53.0	6%	$164.7	$151.0	9%

Adjusted EBITDA
Surfactants	$38.0	$44.2	(14)%	$120.9	$122.9	(2)%
Polymers	$22.4	$23.4	(4)%	$64.0	$61.6	4%
Specialty Products	$11.1	$5.2	113%	$24.8	$19.8	25%
Unallocated Corporate	$(15.3)	$(19.7)	(22)%	$(44.6)	$(52.4)	(15)%
Consolidated Adjusted EBITDA	$56.2	$53.1	6%	$165.1	$151.9	9%

Consolidated adjusted EBITDA(2) increased $3.1 million, or 6%, in the quarter. This increase was primarily driven by strong Specialty Products results and the non-recurrence of expenses associated with the external criminal social engineering fraud event in 2024. Surfactant adjusted EBITDA declined due to a 2% decline in sales volume, lower unit margins and higher costs associated with the start-up of our new alkoxylation site in Pasadena, Texas.

.

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Surfactant net sales were $422.4 million for the quarter, a 10% increase versus the prior year. Selling prices were up 11% primarily due to improved product and customer mix and the pass through of higher raw material costs. Sales volume declined 2% year-over-year primarily due to lower demand within the commodity Laundry and Cleaning end markets that was largely offset by double digit growth within the Agricultural and Industrial Cleaning end markets. Foreign currency translation positively impacted net sales by 1%. Surfactant adjusted EBITDA(2) for the quarter decreased $6.2 million, or 14%, versus the prior year. This decrease was primarily due to higher expenses associated with the start-up of our new alkoxylation facility in Pasadena, Texas, a 2% decrease in sales volume and higher oleochemical raw material costs.
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Polymer net sales were $143.9 million for the quarter, a 4% decrease versus the prior year. Selling prices decreased 14%, primarily due to the pass-through of lower raw material costs and competitive pressures. Sales volume increased 8% in the quarter. North American Rigid and commodity Phthalic Anhydride sales volume was up double digits year-over-year. Foreign currency translation positively impacted net sales by 2% during the quarter. Polymer adjusted EBITDA(2) decreased $1.0 million, or 4%, versus the prior year primarily due to lower unit margins.
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Specialty Product net sales were $24.0 million for the quarter, a 68% increase versus the prior year, primarily due to higher sales volume and product mix. Specialty Product adjusted EBITDA(2) increased $5.9 million, or 113%. The increase in adjusted EBITDA(2) was primarily due to order timing fluctuations within the pharmaceutical business.

Income Taxes

The Company's effective tax rate was 23.8% in the first nine months of 2025 versus 18.9% in the first nine months of 2024. This increase was primarily attributable to the recently enacted U.S. Tax Act (H.R.1), lower anticipated R&D tax credits and the expected tax impact of certain cash repatriations to the United States.

Outlook

“Looking forward, we remain focused on accelerating our business strategies through enhanced operational excellence, improved product and customer mix and accelerated free cash flow generation. We believe our Surfactant business will experience continued growth in our key strategic end markets and that Polymer demand will continue improving as we get more market certainty and we execute our innovation and growth plans," said Luis E. Rojo, President and Chief Executive Officer. "We remain on track to close our asset sale in the Philippines during the fourth quarter. In parallel, we are analyzing opportunities to optimize our footprint and asset base. Despite the ongoing market and tariff uncertainties, we remain optimistic about delivering full year adjusted EBITDA growth and generating positive free cash flow in 2025.”

Notes

(1) Adjusted net income and adjusted earnings per share are non-GAAP measures which exclude deferred compensation income/expense, certain environmental remediation-related costs as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

(2) EBITDA and adjusted EBITDA are non-GAAP measures. See Table VI for calculations and GAAP reconciliations of EBITDA and adjusted EBITDA.

(3) Free cash flow is a non-GAAP measure and reflects cash generated from operations minus capital expenditures. Cash generated from operations was $69.8 million during the third quarter of 2025 and capital expenditures were $29.6 million.

Conference Call

Stepan Company will host a conference call to discuss its third quarter results at 9:00 a.m. ET (8:00 a.m. CT) on October 29, 2025. The call can be accessed by phone and webcast. To access the call by phone, please click on this Registration Link, complete the form and you will be provided with dial in details and a PIN. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. The webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Ruben Velasquez 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, changes in global trade policies, including tariffs; legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

* * * * *

Tables follow

Table I

STEPAN COMPANY

For the Three and Nine Months Ended September 30, 2025 and 2024

(Unaudited – in 000's, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net Sales	$590,284	$546,842	$1,778,228	$1,654,665
Cost of Sales	519,261	471,157	1,559,857	1,439,147
Gross Profit	71,023	75,685	218,371	215,518
Operating Expenses:
Selling	11,299	11,394	38,064	34,610
Administrative	22,864	26,254	67,079	73,513
Research, Development and Technical Services	14,225	13,532	43,575	41,881
Deferred Compensation Expense	841	556	1,606	2,729
	49,229	51,736	150,324	152,733

Operating Income	21,794	23,949	68,047	62,785

Other Income (Expense):
Interest, Net	(6,815)	(3,621)	(16,426)	(9,353)
Other, Net	1,536	989	3,344	4,551
	(5,279)	(2,632)	(13,082)	(4,802)

Income Before Provision for Income Taxes	16,515	21,317	54,965	57,983
Provision for Income Taxes	5,676	(2,289)	13,074	10,963
Net Income	10,839	23,606	41,891	47,020
Net Income Per Common Share
Basic	$0.47	$1.03	$1.83	$2.06
Diluted	$0.47	$1.03	$1.83	$2.05
Shares Used to Compute Net Income Per Common Share
Basic	22,875	22,836	22,869	22,829
Diluted	22,893	22,923	22,888	22,936

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share*

	Three Months Ended September 30,				Nine Months Ended September 30,
($ in thousands, except per share amounts)	2025	EPS	2024	EPS	2025	EPS	2024	EPS
Net Income Reported	$10,839	$0.47	$23,606	$1.03	$41,891	$1.83	$47,020	$2.05

Deferred Compensation (Income)	$(149)	$-	$(350)	$(0.02)	$(549)	$(0.02)	$(1,043)	$(0.05)
Environmental Remediation Expense	$258	$0.01	$405	$0.02	$869	$0.03	$1,736	$0.08
Adjusted Net Income	$10,948	$0.48	$23,661	$1.03	$42,211	$1.84	$47,713	$2.08

* All amounts in this table are presented after-tax

The Company believes that certain non-GAAP measures, in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and financial condition. The Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. Management believes that these non-GAAP financial measures provide useful supplemental information because they exclude non-operational items that affect comparability between years. These measures should be considered in addition to, not as substitutes for or superior to, measures of financial performance prepared in accordance with GAAP and may differ from similarly titled measures presented by other companies. The Company's Annual Report on Form 10-K for the year ended December 31, 2024 contains additional information regarding the use of non-GAAP financial measures.

Summary of Third Quarter 2025 Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, certain environmental remediation costs and other significant and infrequent or non-recurring items.

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Deferred Compensation: The third quarter of 2025 reported net income includes $0.1 million of after-tax income versus $0.4 million of after-tax income in the prior year.

•
Environmental Remediation: The third quarter of 2025 reported net income includes $0.3 million of after-tax expense versus $0.4 million of after-tax expense in the prior year.

Table III

Reconciliation of Pre-Tax to After-Tax Adjustments

Management uses the non-GAAP adjusted net income metric to evaluate the Company's operating performance. Management excludes the items listed in the table below because they are non-operational items. The cumulative tax effect was calculated using the statutory tax rates for the jurisdictions in which the transactions occurred.

	Three Months Ended September 30,				Nine Months Ended September 30,
($ in thousands, except per share amounts)	2025	EPS	2024	EPS	2025	EPS	2024	EPS
Pre-Tax Adjustments
Deferred Compensation (Income)	$(198)		$(466)		$(732)		$(1,390)
Environmental Remediation Expense	$344		$541		$1,158		$2,315
Total Pre-Tax Adjustments	$146		$75		$426		$925

Cumulative Tax Effect on Adjustments	$(37)		$(20)		$(106)		$(232)

After-Tax Adjustments	$109	$0.01	$55	$-	$320	$0.01	$693	$0.03

Table IV

Deferred Compensation Plans

The full effect of the deferred compensation plans on quarterly pre-tax income was $0.2 million of income versus $0.5 million of income in the prior year. The quarter-end market prices of Company stock and the impact of deferred compensation on specific income statement line items is summarized below:

	2025			2024
	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$47.70	$54.58	$55.04	$64.70	$77.25	$83.96	$90.04

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
Deferred Compensation
Operating Income (Expense)	$(841)	$(556)	$(1,606)	$(2,729)
Other, net – Mutual Fund Gain (Loss)	1,039	1,022	2,338	4,119
Total Pre-Tax	$198	$466	$732	$1,390
Total After-Tax	$149	$350	$549	$1,043

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. These results are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. The table below presents the impact that foreign currency translation had on select income statement line items.

($ in millions)	Three Months Ended September 30,		Change	Change Due to Foreign Currency Translation	Nine Months Ended September 30,		Change	Change Due to Foreign Currency Translation
	2025	2024			2025	2024
Net Sales	$590.3	$546.8	$43.5	$8.6	$1,778.2	$1,654.7	$123.5	$(11.6)
Gross Profit	71.0	75.7	$(4.7)	1.0	218.4	215.5	$2.9	(1.9)
Operating Income	21.8	23.9	$(2.1)	0.5	68.0	62.8	$5.2	(1.5)
Pretax Income	16.5	21.3	$(4.8)	0.5	55.0	58.0	$(3.0)	(1.6)

Corporate Expenses

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Total Corporate Expenses	$17,662	$21,329	(17)%	$49,649	$59,201	(16)%
Less:
Deferred Compensation Expense	$841	$556	51%	$1,606	$2,729	(41)%
Environmental Remediation Expense	$344	$541	(36)%	$1,158	$2,315	(50)%
Adjusted Corporate Expenses	$16,477	$20,232	(19)%	$46,885	$54,157	(13)%

Adjusted Corporate expenses decreased $3.8 million, or 19% for the quarter. This decrease was primarily due to the non-recurrence of expenses associated with a criminal social engineering scheme in 2024.

Table V

Stepan Company

Consolidated Balance Sheets

September 30, 2025 and December 31, 2024

	September 30, 2025	December 31, 2024
ASSETS
Current Assets	$920,604	$810,429
Property, Plant & Equipment, Net	1,213,862	1,198,454
Other Assets	297,818	295,765
Total Assets	$2,432,284	$2,304,648
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$713,923	$669,034
Deferred Income Taxes	10,294	9,612
Long-term Debt	357,107	332,632
Other Non-current Liabilities	104,188	123,436
Total Stepan Company Stockholders’ Equity	1,246,772	1,169,934
Total Liabilities and Stockholders’ Equity	$2,432,284	$2,304,648

Selected Balance Sheet Information

The Company’s total debt decreased by $2.5 million and cash increased by $29.6 million versus June 30, 2025. The Company’s net debt level decreased $32.1 million versus June 30, 2025 and the net debt ratio was 30% versus 31% in the prior quarter (Net Debt and Net Debt Ratio are non-GAAP measures, reconciliations of which are shown in the table below). Management uses the non-GAAP net debt metric to show a more complete picture of the Company's overall liquidity, financial flexibility and leverage level.

($ in millions)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Net Debt
Total Debt	$655.5	$658.0	$659.3	$625.4
Cash	118.5	88.9	107.5	99.7
Net Debt	$537.0	$569.1	$551.8	$525.7
Equity	1,246.8	1,241.7	1,200.5	1,169.9
Net Debt + Equity	$1,783.8	$1,810.8	$1,752.3	$1,695.6
Net Debt / (Net Debt + Equity)	30%	31%	31%	31%

The major working capital components were:

($ in millions)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Net Receivables	$436.1	$442.2	$436.5	$388.0
Inventories	324.3	329.5	309.3	288.7
Accounts Payable	(289.4)	(281.8)	(298.1)	(258.8)
	$471.0	$489.9	$447.7	$417.9

Table VI

Reconciliations of Non-GAAP EBITDA and Adjusted EBITDA

Management uses the non-GAAP EBITDA and adjusted EBITDA metrics to evaluate the Company's operating performance. Management excludes the items listed in the table below because they are non-operational items. Refer to the Income Statement on Table I for a bridge between Operating Income and Net Income.

	Three Months Ended September 30, 2025

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$15.7	$14.1	$9.6	$(17.7)	$21.8
Depreciation and Amortization	$22.3	$8.3	$1.5	$0.7	$32.8
Other, Net Income	$-	$-	$-	$1.5	$1.5
EBITDA					$56.1
Deferred Compensation	$-	$-	$-	$(0.2)	$(0.2)
Environmental Remediation	$-	$-	$-	$0.3	$0.3
Adjusted EBITDA	$38.0	$22.4	$11.1	$(15.3)	$56.2

	Three Months Ended September 30, 2024

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$26.3	$15.2	$3.7	$(21.3)	$23.9
Depreciation and Amortization	$17.9	$8.2	$1.5	$0.5	$28.1
Other, Net Income	$-	$-	$-	$1.0	$1.0
EBITDA					$53.0
Deferred Compensation	$-	$-	$-	$(0.4)	$(0.4)
Environmental Remediation	$-	$-	$-	$0.5	$0.5
Adjusted EBITDA	$44.2	$23.4	$5.2	$(19.7)	$53.1

	Nine Months Ended September 30, 2025

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$58.0	$39.3	$20.4	$(49.6)	$68.1
Depreciation and Amortization	$62.9	$24.7	$4.4	$1.3	$93.3
Other, Net Income	$-	$-	$-	$3.3	$3.3
EBITDA					$164.7
Deferred Compensation	$-	$-	$-	$(0.7)	$(0.7)
Environmental Remediation	$-	$-	$-	$1.1	$1.1
Adjusted EBITDA	$120.9	$64.0	$24.8	$(44.6)	$165.1

	Nine Months Ended September 30, 2024

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$69.4	$37.2	$15.3	$(59.2)	$62.7
Depreciation and Amortization	$53.5	$24.4	$4.5	$1.3	$83.7
Other, Net Income	$-	$-	$-	$4.6	$4.6
EBITDA					$151.0
Deferred Compensation	$-	$-	$-	$(1.4)	$(1.4)
Environmental Remediation	$-	$-	$-	$2.3	$2.3
Adjusted EBITDA	$122.9	$61.6	$19.8	$(52.4)	$151.9